Horizon Technology Finance Announces Fourth Quarter

And Year 2012 Financial Results

Annual Portfolio Growth of 28.4%

Record Loan Volume of $66.5 Million in Q4

Net Investment Income of $0.36 Per Share for Fourth Quarter

FARMINGTON, Conn., March 12, 2013 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity-backed development-stage companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its fourth quarter and year-end financial results for the year ended December 31, 2012.

Fourth Quarter and Year Ended 2012 Highlights

  Ended the year with an investment portfolio of $228.6 million, an increase of 28.4% compared to year-end 2011
  Closed loan commitments totaling $77.4 million and $203.2 million for the fourth quarter and year ended 2012, respectively
  Funded $66.5 million and $184.0 million in venture loans for the fourth quarter and year ended 2012, respectively
  Earned net investment income (“NII”) of $3.4 million, or $0.36 per share, for the fourth quarter and $12.0 million, or $1.41 per share, for the year ended 2012
  Portfolio weighted average yield was 14.7% for the fourth quarter and 14.2% for the year ended 2012
  Unfunded loan approvals and commitments totaled $28.6 million at year-end 2012
  On November 27, 2012, declared monthly dividends of $0.115 per share for each of January, February and March 2013
  On March 8, 2013, declared monthly dividends of $0.115 per share for each of April, May and June 2013, bringing cumulative declared dividends to $3.89 per share since going public in October 2010
  Net asset value (“NAV”) equaled $145.0 million, or $15.15 per share, as of December 31, 2012
  Received a total of approximately $26.6 million and $42.3 million in loan prepayments in the fourth quarter and full year 2012, respectively
  Received a total of approximately $10.6 million and $39.1 million in scheduled loan principal payments in the fourth quarter and full year 2012, respectively
  Debt to equity ratio as of December 31, 2012 was 65.3%
  Total liquidity as of December 31, 2012 was approximately $53.9 million

“We are very proud of our success in generating $66.5 million in new loan volume in the fourth quarter which more than offset high loan prepayments in the fourth quarter. This level of prepayments generated strong interest and fee income supporting our $0.36 per share in NII. Our NII covers our previously declared fourth quarter dividend of $0.115 per share per month payable in the first quarter of 2013,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer.

“During the fourth quarter we addressed isolated credit issues, which resulted in our placing three loans on non-accrual and taking fair value impairments on each of them. Even with these credit impacts, the performance of our portfolio since inception has been excellent,” Mr. Pomeroy added. “We believe our continued execution of Horizon’s venture lending strategy positions us well, despite strong competition and an uncertain macro environment. We continue to focus on taking advantage of select investment opportunities utilizing our disciplined approach and generating compelling risk-adjusted returns for the benefit of our stockholders.”

Operating Results

Total investment income increased 28.4% to $7.9 million for the three months ended December 31, 2012 as compared to $6.2 million for the three months ended December 31, 2011. For the three months ended December 31, 2012, total investment income consisted of $7.5 million in interest income from investments, which included $1.9 million in income from the amortization of origination fees and end-of-term payments on investments. Interest income on investments rose primarily due to the increased average size of the loan portfolio. Fee income on investments was primarily comprised of prepayment fees from six of our portfolio companies.

For the year ended December 31, 2012, total investment income increased 10.9% to $26.7 million as compared to $24.1 million for the year ended December 31, 2011. For the year ended December 31, 2012, total investment income consisted primarily of $25.3 million in interest income from investments, which included $5.0 million in income from the amortization of origination fees and end-of-term payments on investments. Interest income on investments increased primarily due to the increased average size of the loan portfolio. Fee income on investments for the year ended December 31, 2012 was primarily comprised of prepayment fees from 13 of our portfolio companies.

The Company’s dollar-weighted average annualized portfolio yield on average loans, excluding warrant gains, was 14.7% and 14.3% for the three months ended December 31, 2012 and 2011, respectively. The Company’s dollar-weighted average annualized portfolio yield on average loans for the year ended December 31, 2012 and 2011 was 14.2% and 14.6%, respectively.

Total expenses for the three months ended December 31, 2012 were $4.3 million, as compared to $2.7 million for the three months ended December 31, 2011. Total expenses for each period consisted primarily of interest expense, management fees, incentive and administrative fees and, to a lesser degree, professional fees and general and administrative expenses. Interest expense increased quarter-over-quarter primarily due to the increased aggregate effective interest rate under our borrowings. Total expenses for the year ended December 31, 2012 totaled $14.4 million, as compared to $13.3 million for the year ended December 31, 2011.

Net investment income for the three months ended December 31, 2012 was $3.4 million, or $0.36 per share, as compared to net investment income of $3.3 million, or $0.44 per share, for the three months ended December 31, 2011. For the year ended December 31, 2012, net investment income increased to $12.0 million, or $1.41 per share, as compared to $10.5 million, or $1.38 per share, for the year ended December 31, 2011.

For the three months ended December 31, 2012, the net realized gain on investments was $0.2 million, or $0.02 per share, from the sale of stock acquired through the exercise of warrants in one portfolio company. The net realized gain on investments for the three months ended December 31, 2011 was $0.8 million, or $0.10 per share. For the year ended December 31, 2012, the Company reported a net realized gain on investments of $0.1 million, or $0.01 per share, as compared to a net realized gain on investments of $6.3 million, or $0.81 per share, for the year ended December 31, 2011.

For the three months ended December 31, 2012, the net unrealized depreciation on investments was $8.0 million or $0.84 per share, primarily due to $7.3 million of unrealized depreciation on three debt investments on non-accrual status. This compares to net unrealized depreciation on investments of $3.2 million or $0.42 per share, for the three months ended December 31, 2011, which was primarily due to the reversal of unrealized appreciation on the sale of warrants and unrealized depreciation on four debt investments. The net unrealized depreciation on investments for the year ended December 31, 2012 and 2011 was $8.1 million, or $0.96 per share, and $5.7 million, or $0.75 per share, respectively.

Portfolio Summary and Investment Activity

As of December 31, 2012, the Company’s debt portfolio consisted of 45 secured loans with an aggregate fair value of $220.3 million. In addition, the Company’s warrant portfolio had an aggregate fair value of $5.5 million as of December 31, 2012. Total portfolio investment activity as of and for the three months and the years ended December 31, 2012 and 2011 was as follows:

($ in thousands)	For the three months ended December 31,		For the years ended December 31,
	2012	2011	2012	2011
Beginning portfolio	$220,909	$180,186	$178,013	$136,810
New loan funding	66,743	19,517	184,202	106,350
Less refinanced balances	(14,556)	—	(45,295)	(8,677)
Net new loan funding	52,187	19,517	138,907	97,673
Principal payments received on investments	(10,570)	(12,127)	(39,092)	(34,793)
Early pay-offs	(26,627)	(6,741)	(42,291)	(16,649)
Accretion of loan fees	833	539	2,531	1,895
New loan fees	(556)	(82)	(1,676)	(1,049)
New equity	—	2	—	579
Proceeds from sale of investments	(268)	(6,985)	(306)	(6,985)
Net realized gain on investments	169	6,599	108	6,599
Net depreciation on investments	(7,996)	(2,802)	(8,113)	(5,974)
Other	532	(93)	532	(93)
Ending portfolio	$228,613	$178,013	$228,613	$178,013

Net Asset Value

At December 31, 2012, the Company’s net assets were approximately $145.0 million, an increase of 11.6% as compared to $129.9 million as of December 31, 2011, and a decrease of 7.6% as compared to $156.9 million as of September 30, 2012.

At December 31, 2012, the Company’s net asset value per share was $15.15 based on 9,567,225 shares outstanding, compared to $17.01 per share based on 7,636,532 shares outstanding as of December 31, 2011 and $16.41 per share based on 9,562,956 shares outstanding as of September 30, 2012.

For the three months ended December 31, 2012, the net decrease in net assets resulting from operations was $4.4 million. This compares to a net increase in net assets resulting from operations of $0.8 million for the three months ended December 31, 2011. For the years ended December 31, 2012 and 2011, the net increase in net assets resulting from operations was $4.0 million and $11.0 million, respectively.

The reduction in NAV at the end of 2012 reflects the impact of fair value adjustments on three investments. NAV was also impacted by the change in the Company’s dividend strategy where the Company declared a third quarter dividend in November and then also declared a fourth quarter dividend in November to be paid at a monthly rate of $0.115 per share in the first quarter of 2013 totaling $0.345 per share.

Portfolio Asset Quality

The following table shows the classification of our loan portfolio at fair value by credit rating as of December 31, 2012 and 2011:

	December 31, 2012		December 31, 2011
($ in thousands)	Loans at Fair Value	Percentage of Loan Portfolio	Loans at Fair Value	Percentage of Loan Portfolio

Credit Rating
4	$30,818	14.0%	$30,108	17.4%
3	181,019	82.2	119,753	69.1
2	3,560	1.6	23,425	13.5
1	4,900	2.2	—	—
Total	$220,297	100.0%	$173,286	100.0%

As of December 31, 2012 and 2011, the Company’s loan portfolio had a weighted average credit rating of 3.2 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 or 1 represents a deteriorating credit quality and increased risk. As of December 31, 2012, there was one investment with a credit rating of 2. As of December 31, 2011, there were six investments with a credit rating of 2. As of December 31, 2012, there were three investments with a credit rating of 1 and on non-accrual status with an approximate cost of $12.9 million and fair value of approximately $4.9 million. There were no loans with a credit rating of 1 or on non-accrual status as of December 31, 2011.

Liquidity and Capital Resources

As of December 31, 2012, the Company had approximately $53.9 million in available liquidity, including cash and investments in money market funds totaling $3.6 million, and approximately $50.3 million in funds available under existing credit facility commitments.

Borrowings outstanding under the Company’s $150 million accordion credit facility with Wells Fargo, which contains an initial commitment of $75 million, totaled $46.0 million as of December 31, 2012. Borrowings outstanding under the Company’s term loan credit facility of $75 million with Fortress Credit totaled $10.0 million as of December 31, 2012. The Company settled all obligations under its credit facility with WestLB and the facility was closed during the fourth quarter of 2012.

In March and April 2012, in connection with an underwritten public offering, the Company issued and sold an aggregate principal amount of $33 million of 7.375% senior unsecured notes due in 2019. These notes are listed on the New York Stock Exchange under the ticker symbol “HTF”.

In July 2012, the Company completed a public offering of 1,909,000 shares of its common stock with total gross proceeds of approximately $30.9 million from this offering.

At December 31, 2012, the Company's debt to equity leverage ratio was 65.3%.

Monthly Dividends Payable in Second Quarter 2013

On March 8, 2013, the Company’s Board of Directors declared monthly dividends of $0.115 per share for each of April, May and June 2013 pursuant to the Company’s dividend strategy. These monthly dividends, as set forth in the table below, total $0.345 per share:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
March 8, 2013	March 18, 2013	March 20, 2013	April 15, 2013	$0.115
March 8, 2013	April 16, 2013	April 18, 2013	May 15, 2013	$0.115
March 8, 2013	May 17, 2013	May 20, 2013	June 17, 2013	$0.115
	Total:			$0.345

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, March 13, 2013 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 98070458.

A live webcast will also be available on the Company’s website at horizontechnologyfinancecorp.com.

A replay of the call will be available through March 15, 2013. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 98070458. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol, “HRZN”. In addition, the Company’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more about the Company, please visit horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities (Unaudited)
(In thousands, except share data)

	December 31,
	2012	2011

Assets
Non-affiliate investments at fair value (cost of $239,385 and $180,651, respectively)	$228,613	$178,013
Investment in money market funds	2,560	13,518
Cash	1,048	1,298
Interest receivable	2,811	2,985
Other assets	4,626	1,997
Total assets	$239,658	$197,811

Liabilities
Borrowings	$89,020	$64,571
Dividends payable	3,301	—
Base management fee payable	402	330
Incentive fee payable	855	1,766
Other accrued expenses	1,108	1,260
Total liabilities	94,686	67,927

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2012 and 2011	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,567,225 and 7,636,532 shares outstanding as of December 31, 2012 and 2011, respectively	10	8
Paid-in capital in excess of par	154,384	124,512
Accumulated undistributed net investment income	1,428	4,965
Net unrealized depreciation on investments	(10,772)	(2,659)
Net realized (loss) gains on investments	(78)	3,058
Total net assets	144,972	129,884
Total liabilities and net assets	$239,658	$197,811
Net asset value per common share	$15.15	$17.01

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
Investment income
Interest income on non-affiliate investments	$7,486	$5,968	$25,289	$22,879
Interest income on money market funds	—	1	—	91
Fee income on non-affiliate investments	452	214	1,375	1,084
Total investment income	7,938	6,183	26,664	24,054
Expenses
Interest expense	1,529	588	4,283	2,681
Base management fee	1,166	963	4,208	4,192
Performance based incentive fee	855	312	2,847	3,013
Administrative fee	228	326	1,082	1,199
Professional fees	281	225	1,027	1,259
General and administrative	226	248	990	988
Total expenses	4,285	2,662	14,437	13,332
Net investment income before excise tax	3,653	3,521	12,227	10,722
Provision for excise tax	(237)	(211)	(231)	(211)
Net investment income	3,416	3,310	11,996	10,511

Net realized and unrealized (loss) gain on investments
Net realized gain on investments	169	772	108	6,316
Provision for excise tax	—	(129)	—	(129)
Net unrealized depreciation on investments	(7,996)	(3,167)	(8,113)	(5,702)
Net realized and unrealized (loss) gain on investments	(7,827)	(2,524)	(8,005)	485

Net (decrease) increase in net assets resulting from operations	$(4,411)	$786	$3,991	$10,996
Net investment income per common share	$0.36	$0.44	$1.41	$1.38
Change in net assets per common share	$(0.46)	$0.10	$0.47	$1.44
Weighted average shares outstanding	9,564,410	7,630,025	8,481,604	7,610,818